EXHIBIT 5.1

February 14, 2002

AML Communications, Inc.
1000 Avenida Acaso
Camarillo, California 93012

Ladies and Gentlemen:

        We have acted as counsel for AML Communcations, Inc., a Delaware corporation ("AML"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by AML with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 (the "Act"). The Registration Statement relates to up to 1,662,880 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), which were issued by AML pursuant to a series of private placements and warrant agreements between November 9, 2000 and January 30, 2002.

        We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies. We have further assumed that all such parties executing such agreements had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein, which we have not independently verified or established, we have relied upon statements and representations of officers and representatives of AML and others.

        Based on such examination, we are of the opinion that the Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable.

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us and this opinion in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, POLLET & RICHARDSON A LAW CORPORATION
By:	/s/ NIMISH PATEL